Exhibit 4.7

Execution Version

CA Healthcare Acquisition Corp.

99 Summer Street

Suite 200

Boston, MA 02110

April 6, 2021

Re: Amended and Restated Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among LumiraDx Limited, a Cayman Islands exempted company limited by shares with company number 314391 (“LumiraDx”), LumiraDx Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of LumiraDx (“Merger Sub”, and collectively with LumiraDx, the “Company”), and CA Healthcare Acquisition Corp., a Delaware corporation (“CAH”), and hereby amends and restates in its entirety that certain letter, dated January 25, 2021, from CA Healthcare Sponsor LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of CAH’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to CAH (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 11 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Company and CAH to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders, hereby severally (and not jointly and severally) agrees with CAH and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1. The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of CAH (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of CAH requested by CAH’s board of directors or undertaken in furtherance of the transactions contemplated by the Merger Agreement (the “Transactions”), the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of CAH contained in the Merger Agreement, (c) in favor of any other proposals set forth in CAH’s proxy statement to be filed by CAH with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”) and (d) except as set forth in the Proxy Statement, against the following actions or proposals: (I) any CAH Alternative Transaction or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (II)(A) any change in the present capitalization of CAH or any amendment of the Charter (as defined below), except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in CAH’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Sponsor Agreement, or (D) any other action or proposal involving CAH or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions and (ii) not to redeem, elect to redeem or tender or submit any of the Shares owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend the Charter. Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein, and (y) the Sponsor and each Insider shall be bound by and comply with Sections 6.3 (Access to Information; Confidentiality) and 6.4 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such person were a signatory to the Merger Agreement with respect to such provisions. If CAH seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Shares owned by it, him or her in connection therewith. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by CAH’s board of directors.

2. The Sponsor and each Insider hereby agrees that in the event that CAH fails to consummate a Business Combination within 24 months from the closing of the Public Offering (the “Completion Window”), or such later period approved by CAH’s stockholders in accordance with CAH’s amended and restated certificate of incorporation (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause CAH to (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to CAH to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of CAH’s remaining stockholders and CAH’s board of directors, dissolve and liquidate, subject in each case to CAH’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter to modify (i) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with a Business Combination, (ii) certain amendments to the Charter prior to the completion of a Business Combination or (iii) (A) CAH’s obligation to redeem 100% of the Offering Shares if CAH does not complete a Business Combination within the Completion Window or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless CAH provides the Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CAH to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of CAH as a result of any liquidation of CAH with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waive, with respect to any shares of Common Stock held by it, him or her, if any, whether acquired now or hereafter, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify (I) the substance or timing of the ability of holders of Offering Shares to seek redemption in connection with a Business Combination or (II) (A) CAH’s obligation to redeem 100% of the Offering Shares if CAH does not complete a Business Combination within the Completion Window or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless CAH provides the Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CAH to pay its taxes, divided by the number of then outstanding Offering Shares, or (III) in the context of a tender offer made by CAH to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if CAH fails to consummate a Business Combination within the time period set forth in the Charter).

3. Without limiting their obligations under paragraph 6 below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement or (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any Units, shares of Capital Stock, warrants (each, a “Warrant”) to purchase Capital Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Capital Stock owned by it, him or her. In the event that (i) any shares of Capital Stock, Warrants or other equity securities of CAH are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Capital Stock of, on or affecting the shares of Capital Stock owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires beneficial ownership of any shares of Capital Stock, Warrants or other equity securities of CAH after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of Capital Stock, Warrants or other equity securities of CAH after the date hereof (such shares of Capital Stock, Warrants or other equity securities of CAH described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the Capital Stock or Warrants owned by the Sponsor or any Insider as of the date hereof.

4. In the event of the liquidation of the Trust Account upon the failure of CAH to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless CAH against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which CAH may become subject as a result of any claim by (i) any third party for services rendered or products sold to CAH or (ii) any prospective target business with which CAH has entered into a written letter of intent, confidentiality or other similar agreement for a Business Combination (a “Target”); provided, however, that such indemnification of CAH by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under CAH’s indemnity of the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to CAH if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies CAH in writing that it shall undertake such defense.

5. The Sponsor and each Insider hereby agrees and acknowledges that: (i) CAH and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 6(a), 6(b), 6(c), 6(d), 6(e) and 11, as applicable, of this Sponsor Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.

(a) The Sponsor and each Insider agrees that it, he or she shall not Transfer, other than as provided for in Article 6.13 of the Company Articles, (i) any Founder Shares (or shares of Common Stock issuable upon conversion thereof) or (ii) any common shares of the Company issued in respect of Forfeited Founder Shares, until the earlier of (A) one year after the completion of CAH’s initial Business Combination (if the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement)) or the Closing, as applicable, or (B) subsequent to the initial Business Combination (if the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement)) (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after CAH’s initial Business Combination (if the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement)), or (y) (other than if the Closing occurs) the date on which CAH completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of CAH’s stockholders having the right to exchange their shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3 and 6(a) and (b), (i) upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares, the Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted: (A) to CAH’s officers or directors, any affiliates or family members of any of CAH’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (F) transfers in the event of CAH’s liquidation prior to the completion of an initial Business Combination; (G) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (H) in the event of CAH’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Public Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the initial Business Combination; (I) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above; provided, however, that in the case of clauses (A) through (E) and (I), these permitted transferees must enter into a written agreement with CAH agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions) and (ii) during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-up Periods and (y) the date of any valid termination of the Merger Agreement, the following Transfers of the Founder Shares, the Private Placement Warrants identified on Annex A as “Locked-Up Warrants”, shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants identified on Annex A as “Locked-Up Warrants” or the Founder Shares, that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted; (1) to CAH’s officers or directors, any affiliates or family members of any of CAH’s officers or directors, any member of the Sponsor, or any affiliates of the Sponsor; (2) in the case of an individual, transfers by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (3) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such person; (4) in the case of an individual, transfers pursuant to a qualified domestic relations order; provided, however, that any permitted transferee must enter into a written agreement with CAH agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

(d) Conversion and Exchange. As of and conditioned upon the Closing, the Sponsor agrees that all of its Private Placement Warrants shall be converted and exchanged for 405,000 common shares of the Company (the “Warrant Conversion Shares”). The Sponsor and each Insider agrees that it, he or she shall not Transfer, other than as provided for in Article 6.13 of the Company Articles, any Warrant Conversion Shares until the six month anniversary of the Closing.

(e) Sponsor Equity Cancellation. In the event that more than fifty percent (50%) of the Class A Common Stock sold in the Public Offering is redeemed, then an equal percentage of the Founder Shares shall be cancelled prior to giving effect to the CAH Class B Conversion (the “Forfeited Founder Shares”) and accordingly the Company shall have no obligation under this Sponsor Agreement, the Merger Agreement or any other agreement relating to the Transactions to issue any common shares of the Company in respect of such Forfeited Founder Shares; provided however that for the period from the Closing Date and up to 31 December 2021 the Company, in its sole discretion, may elect to issue, on the same terms as provided for in the Merger Agreement, common shares of the Company in respect of some or all of the Forfeited Founder Shares to the Sponsor. For the avoidance of doubt, in the event that fifty percent (50%) or less of the Class A Common Stock sold in the Public Offering is redeemed, no such forfeiture shall occur and the Sponsor shall retain one hundred percent (100%) of its Founder Shares and be issued one hundred percent (100%) of its entitlement to common shares of the Company pursuant to the terms of the Merger Agreement. By way of illustrative example if 60% of the Class A Common Stock sold in the Public Offering is redeemed, then the Sponsor shall only receive 1,150,000 common shares in the Company (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like).

7. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to CAH (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to CAH is true and accurate in all respects. Each Insider represents and warrants that: (i) it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; (ii) it, he or she has never been convicted of, or pleaded guilty to, any crime (A) involving fraud, (B) relating to any financial transaction or handling of funds of another person, or (C) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

8. Except as disclosed in the Prospectus, neither the Sponsor nor any officer, director, advisor or any affiliate of the Sponsor or officer, director or advisor of CAH, shall receive from CAH any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the CAH’s initial Business Combination (regardless of the type of transaction that it is).

9. Each Insider agrees that, until the consummation of the Business Combination and for one year thereafter, he or she will keep confidential all confidential, proprietary and non-public information of CAH (whether written, oral or electronic communications), including without limitation, the names of the targets identified by CAH for a potential Business Combination and any and all information provided by CAH to the Insider regarding such targets.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of CAH.

11. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving CAH and one or more businesses;

(b) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares;

(c) “Common Stock” shall mean, collectively, the CAH Class A Common Stock and the CAH Class B Common Stock.

(d) “Commission” shall mean the U.S. Securities and Exchange Commission;

(e) “Company Articles” shall mean the amended and restated memorandum of association and articles of association of the Company to be adopted immediately following the Closing;

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(g) “Founder Shares” shall mean, at any time prior to the Closing, (a) the 2,875,000 shares of CAH’s Class B Common Stock, par value $0.0001 per share, held by the Sponsor and (b) at any time following the Closing, the common shares of the Company received by the Sponsor in the Merger in exchange for the shares referenced in clause (a);

(h) “Private Placement Warrants” shall mean the Warrants to purchase up to 4,050,000 shares of CAH Class A Common Stock beneficially held by the Sponsor;

(i) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by CAH with the Commission in connection with the Public Offering;

(j) “Public Offering” shall mean the underwritten initial public offering of 11,500,000 of CAH’s units (the “Units”), each comprised of one CAH’s Class A Common Stock, and one-half (1/2) of one redeemable Warrant;

(k) “Public Stockholders” shall mean the holders of securities issued in the Public Offering;

(l) “Shares” shall mean, collectively, the Common Stock and the Founder Shares;

(m) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, encumber, grant of any lien or option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b);

(n) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be (or has been) deposited.

12. CAH will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of CAH’s directors or officers.

13. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

14. Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph 14 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on CAH, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of CAH, the Sponsor and the Insiders (and, prior to any valid termination of the Merger Agreement, the Company) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of CAH, the Sponsor and each Insider acknowledges and agrees that the Company is an express third party beneficiary of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.

16. This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.

(a) This Sponsor Agreement shall be interpreted and construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of any choice or conflicts of laws rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of a different jurisdiction other than the State of Delaware.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, relating to, or in connection with, this Sponsor Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 9.1 (Notices) of the Merger Agreement, together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFOR EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS THE MUTUAL WAIVERS IN THIS PARAGRAPH 18(b).

19. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to CAH or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 9.1 (Notices) of the Merger Agreement.

20. This Sponsor Agreement shall terminate on the earlier of (i) termination of the Merger Agreement pursuant to Article 8 thereof (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Letter Agreement), (ii) the expiration of the Lock-up Periods, or (iii) the liquidation of CAH; provided, however, that paragraph 4 and paragraph 9 of this Sponsor Agreement shall survive such liquidation for a period of six years; provided, further, that no such termination (including one that results in a reversion to the Prior Letter Agreement under clause (i)) shall relieve the Sponsor, any Insider or CAH from any liability resulting from a willful breach of this Sponsor Agreement occurring prior to such termination.

21. Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to CAH and the Company as follows: (i) if such person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such person; (ii) if such person is an individual, such person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such person, enforceable against such person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such person does not, and the performance by such person of his, her or its obligations hereunder will not, (A) if such person is not an individual, conflict with or result in a violation of the organizational documents of such person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such person or such person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such person or, to the knowledge of such person, threatened against such person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Section 4.11 of the CAH Disclosure Schedule or disclosed in the proxy statement/prospectus of the Company, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such person, CAH, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such person, on behalf of such person, for which CAH, the Company or any of their respective affiliates would have any obligations or liabilities of any kind or nature; (vii) such person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such person has the direct or indirect interest in all of its, his or her Common Stock or Warrants and Founder Shares and Private Placement Warrants, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Warrants and any Common Stock or Warrants held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Charter, (C) the Merger Agreement, (D) the Registration Rights Agreement, or (E) any applicable securities laws); (x) the Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in CAH (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of CAH) owned of record or beneficially owned by such person as of the date hereof and such person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement; the Sponsor and each Insider hereby agrees to supplement Annex A from time to time to the extent that the Sponsor or any Insider acquires additional securities in CAH; and (xi) such person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

22. If, and as often as, there are any changes in CAH, the Common Stock, the Founder Shares or the Private Placement Warrants by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to CAH, CAH’s successor or the surviving entity of such transaction, the Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed.

23. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSOR:

CA HEALTHCARE SPONSOR LLC

By:	/s/ Tim McMahon
Name: Tim McMahon
Title: Managing Member

INSIDERS:

By:	/s/ Larry J. Neiterman
Name: Larry J. Neiterman

By:	/s/ Jeffrey H. Barnes
Name: Jeffrey H. Barnes

By:	/s/ David Lang
Name: David Lang

By:	/s/ David H. Klein
Name: David H. Klein

By:	/s/ Afsaneh Naimollah
Name: Afsaneh Naimollah

[Signature Page to Amended and Restated Sponsor Agreement]

Acknowledged and Agreed:

CA HEALTHCARE ACQUISITION CORP.

By:	/s/ Larry J. Neiterman
Name: Larry J. Neiterman
Title: Chief Executive Officer

[Signature Page to Amended and Restated Sponsor Agreement]